Exhibit 99.1

United Rentals, Inc. 100 First Stamford Place Stamford, CT 06902 tel: 203 622-3131 fax: 203 622-6080 unitedrentals.com

Matthew Flannery Appointed President of United Rentals

STAMFORD, Conn. – March 8, 2018 – United Rentals, Inc. (NYSE: URI) today announced that its Board of Directors has appointed Matthew Flannery as president of the company, in addition to his responsibilities as chief operating officer. Michael Kneeland, who became president and chief executive officer of United Rentals in 2008, will continue to lead the company as its CEO.

Kneeland said, “Matt Flannery is ideally qualified to serve in this expanded role. He is an engaging leader with a talent for inspiring our organization. As president, he will ensure that our company remains at the forefront of innovation, customer service and operational excellence.”

Flannery joined United Rentals in 1998. He has over 25 years of sales, management and operations experience in the equipment rental industry, including extensive experience in all areas of the company’s operations. In addition to chief operating officer, he previously served as United Rentals’ executive vice president—operations and sales, and in various field management roles at senior, regional, district and branch levels.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 997 rental locations in 49 states and every Canadian province. The company’s approximately 14,800 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,400 classes of equipment for rent with a total original cost of $11.51 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

# # #

Contact:

Ted Grace

(203) 618-7122

Cell: (203) 399-8951

tgrace@ur.com